UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐     Preliminary Proxy Statement
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under § 240.14a-12
Stewart Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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February 27, 2009
To our shareholders:
     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. C.D.T. on April 2, 2009, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.
     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.
     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you submit your proxy or voting instructions as soon as possible. You may submit your proxy (1) by mail using the traditional proxy card, (2) by telephone, or (3) through the internet. This will ensure that your vote is counted.

Sincerely,

Frank B. Stewart, Jr.
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
Director Compensation For Fiscal 2008
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Restricted Stock Vested in Fiscal 2008
Pension Benefits
Nonqualified Deferred Compensation for Fiscal 2008
Potential Payments Upon Termination or Change of Control
CERTAIN TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
OTHER MATTERS
EXHIBIT A
PROXY

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:
     You are cordially invited to the 2009 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 2, 2009, at 11:00 a.m. C.D.T. for the following purposes:
•	To elect each of our directors to serve a one-year term of office expiring at our 2010 annual meeting

•	To ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2009

•	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on February 6, 2009 are entitled to notice of and to vote at our 2009 annual meeting.
     If you are unable to attend in person and wish to have your shares voted, you may submit your vote (1) via the internet at http://www.proxyvoting.com/stei, (2) by phone at 1-866-540-5760, or (3) by completing and signing the enclosed proxy and returning it in the accompanying postpaid envelope, each in accordance with the instructions contained in the enclosed proxy card. If you attend the meeting, you may also submit your vote in person and any votes you previously submitted - whether via the internet, by phone or mail — will be superseded by the vote that you cast at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis J. Derbes, Jr.
Secretary

Jefferson, Louisiana
February 27, 2009
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 2, 2009. The Company’s Proxy Statement and Annual Report to Shareholders for the fiscal year ended October 31, 2008 are available at http://www.bnymellon.mobular.net/bnymellon/stei.

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	The board of directors of Stewart Enterprises, Inc. (the “Company”) is soliciting your proxy to vote at the annual meeting because you owned shares of our Class A and/or Class B common stock at the close of business on February 6, 2009, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to shareholders beginning February 27, 2009. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our shareholders will be asked to elect each of our directors to serve a one-year term of office expiring at our 2010 annual meeting and to ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2009. The board of directors does not know of any matters to be presented at our 2009 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 2, 2009 at 11:00 a.m. C.D.T.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy that will be voted at our 2009 annual meeting of shareholders. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet or by phone, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed.

Q:	How many votes may I cast?

A:	With respect to the election of directors, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date for each director nominee. For all other matters, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date.

Q:	How many votes can be cast by all shareholders?

A:	As of the record date, we had 89,164,401 shares of Class A common stock outstanding, each of which is entitled to one vote, and 3,555,020 shares of Class B common stock outstanding, each of which is entitled to ten votes.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that a majority of our Company’s total voting power constitutes a quorum and must be present or represented by proxy to conduct a meeting of our shareholders.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank or nominee.

Q:	What if I do not vote? How are broker non-votes counted?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. Proposals to elect directors and to ratify the retention of the independent public accounting firm are generally considered “routine” matters.

If you don’t vote the shares held in your name, your shares will not be voted.

Q:	What vote is required to approve each item?

A:	Our bylaws provide that directors are elected by a plurality of the votes cast by holders of Class A common stock and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the nominees for available directorships who receive the highest number of affirmative votes cast are elected. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes and broker non-votes will have no effect on the plurality vote for the election of directors.

The ratification of the retention of the Company’s independent registered public accountants and all other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our articles of incorporation, or our bylaws.

With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.

Q:	How do I vote?

A:	Record holders: Record holders can vote by filling out the proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the internet. Voting instructions are provided on the proxy card contained in the proxy materials.

Street holders: If your shares are in street name, you must vote in accordance with the voting instruction form provided by your broker, bank or nominee. The availability of telephone and internet voting will depend on your broker’s or bank’s voting process.

In person at the annual meeting: You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by delivering timely a proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or internet, the persons named as proxies will vote your shares (1) FOR all the director nominees and (2) FOR the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended October 31, 2009. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to “routine” items, which generally include proposals to elect directors and to ratify the retention of our independent registered public accounting firm.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. Our directors, officers and employees may request the return of proxies by mail, telephone, Internet, telefax, telegram, or personal interview. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our bylaws, the time has elapsed for any shareholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in their discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q:	How can shareholders present proposals for inclusion in our proxy materials relating to our 2010 annual meeting?

A:	Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2010 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than October 30, 2009.

All shareholder proposals must also comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements.
Any shareholder who wishes to present a proposal at our 2010 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than October 30, 2009, but this date is subject to change in accordance with our bylaws. If the date of our 2010 annual meeting is 30 calendar days earlier or later than April 2, 2010, then notice must be received no earlier than 90 days and no later than 60 days prior to the meeting, unless shareholders are given less than 70 days’ notice of the meeting, in which case the Secretary must receive notice of the shareholder proposal by the tenth day following the date that notice of the meeting was mailed or disclosed. The notice must contain:
(1)	a complete and accurate description of the proposal;

(2)	a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the actual meeting date;

(3)	the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and

(4)	a complete and accurate description of any material interest of the shareholder in the proposal.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Directors and Executive Officers
     The table below sets forth certain information concerning the beneficial ownership, as of February 6, 2009, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
				Currently
		Number of Shares		Exercisable	Percent
Beneficial Owner	Class	Beneficially Owned(1)(2)		Stock Options(3)	of Class
Directors and Director Nominees

Frank B. Stewart, Jr.	Class A	7,272,619	(4)	—	8.2%
111 Veterans Memorial Boulevard	Class B	3,555,020	(5)	—	100.0%
Suite 160 Metairie, LA 70005

Thomas J. Crawford	Class A	390,191	(6)	120,000	*
Thomas M. Kitchen	Class A	286,612	(7)	246,800	*
Alden J. McDonald, Jr.	Class A	57,205	(8)	—	*
James W. McFarland	Class A	86,876	(9)	—	*
Ronald H. Patron	Class A	61,500	(9)	—	*
Michael O. Read	Class A	90,039	(9)	—	*
Ashton J. Ryan, Jr.	Class A	51,000	(9)	—	*

Named Executive Officers(10)

Brent F. Heffron	Class A	135,804	(11)	59,577	*
G. Kenneth Stephens, Jr.	Class A	108,387	(11)	97,503	*
Lawrence B. Hawkins	Class A	161,431	(11)	97,503	*

All directors and executive officers as a group (17 persons)	Class A	8,803,041	(12)	676,717	10.6%
	Class B	3,555,020	(12)	—	100.0%

*	Less than 1 percent.

(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column. No shares are pledged as security.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (“SEERT”). Individuals participating in the SEERT have the right to direct the trustee of the SEERT as to how shares of our Class A common stock credited to their SEERT accounts are to be voted and have the right to dispose of the shares of our Class A common stock credited to their SEERT accounts through transfers to other SEERT funds.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by such persons individually and by all directors and executive officers as a group, but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 33,000 shares that Mr. Stewart is required to retain until he ceases to serve on our board of directors and 442,350 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of February 6, 2009, Mr. Stewart beneficially owned shares of Class A and B common stock having 42,822,819 votes, or approximately 34 percent of our total voting power.

(6)	Includes 316,000 shares of unvested restricted stock granted through our stock incentive plans, which the beneficial owner has the right to vote.

(7)	Includes 173,000 shares of unvested restricted stock granted through our stock incentive plans, which the beneficial owner has the right to vote.

(8)	Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power and 42,000 shares that Mr. McDonald is required to retain until he ceases to serve on our board of directors.

(9)	Includes 42,000 shares that Messrs. McFarland, Patron, Read and Ryan are required to retain until they cease to serve on our board of directors.

(10)	Information regarding shares beneficially owned by Messrs. Crawford and Kitchen, who are the Named Executive Officers in addition to Messrs. Heffron, Stephens and Hawkins, appears immediately above under the caption “Directors and Director Nominees.”

(11)	Includes 52,832 shares of unvested restricted stock granted through our stock incentive plans for each of Messrs. Heffron, Stephens and Hawkins, which the beneficial owner has the right to vote.

(12)	As of February 6, 2009, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing approximately 36 percent of our total voting power.

Stock Ownership of Certain Beneficial Owners
     As of February 17, 2009, the persons named below were, to our knowledge, the only beneficial owners of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of		Percent
Beneficial Owner	Class	Beneficial Ownership		Of Class
Fidelity Management and Research	Class A	9,914,834	(1)	11.1%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors, LP	Class A	7,339,738	(2)	8.2%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

Bank of America Corporation	Class A	6,263,616	(3)	7.0%
100 N. Tryon St. Charlotte, NC 28255

DePrince, Race & Zollo, Inc.	Class A	5,268,350	(4)	5.9%
250 Park Ave South, Suite 250 Winter Park, FL 32789

(1)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 17, 2009, indicating that all shares shown as beneficially owned are held with sole voting and investment power. Fidelity’s Schedule 13G/A reported 12,683,485 shares beneficially owned, of which, 2,768,651 shares would be acquired upon the assumed conversion of our 3.125% and 3.375% Convertible Notes. These shares resulting from the assumed conversion of our Convertible Notes are not included in the beneficial ownership amount in the table above.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2009, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2009, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on February 6, 2009, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

ELECTION OF DIRECTORS
General
     Our Amended and Restated Articles of Incorporation (the “articles”) and bylaws provide that our board of directors is elected annually and, pursuant to our bylaws and a resolution of the board of directors, the number of directors has been set at eight. At the recommendation of our corporate governance and nominating committee, all directors have been nominated by the board of directors for re-election at our 2009 annual meeting.
     Each director nominee is nominated for a term of office expiring at our 2010 annual meeting and until their successors are duly elected and qualified.
     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our bylaws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our bylaws, directors are elected by plurality vote.
Nominations
     Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee:
•	your name, mailing address and telephone number;

•	the suggested nominee’s name, mailing address and telephone number;

•	a statement whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve;

•	the suggested nominee’s résumé or other description of his or her background and experience; and

•	your reasons for suggesting that the individual be considered.
     The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.
     A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our articles and bylaws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate:
•	the person’s name, age, business address and residential address;

•	the person’s principal occupation or employment;

•	the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934);

•	the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934.
The notice also must include the following information with respect to the shareholder giving the notice:
•	the name and address of the shareholder; and,

•	the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934).
     If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.
Policies Regarding Director Attendance at Annual Meetings
     It is the policy of our board of directors that directors are strongly encouraged to attend all annual shareholder meetings. All of our directors attended the 2008 annual meeting of shareholders.
Communications with Directors
     Our board of directors has adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the Company’s principal business address, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Director Nominees; Independence
     The following table sets forth certain information regarding our nominees for election as directors including whether each has been determined by the board of directors to be “independent” as defined by the listing standards of The NASDAQ Stock Market, LLC. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

Name, Age, Principal Occupation	Director
and Directorships in other Public Companies	Since	Independent
Thomas J. Crawford, 55	2007	No
President and Chief Executive Officer of the Company(1)

Thomas M. Kitchen, 61	2004	No
Senior Executive Vice President and Chief Financial Officer of the Company(2)

Alden J. McDonald, Jr., 65	2001	Yes
President, Chief Executive Officer and Director, Liberty Bank and Trust Co.

James W. McFarland, 63	1995	Yes
Rolanette and Berdon Lawrence Distinguished Chair of Finance, A.B. Freeman School of Business, Tulane University(3)

Ronald H. Patron, 64	2006	Yes
Retired, Executive Vice President and Chief Financial Officer, Stewart Enterprises, Inc.(4)

Michael O. Read, 65	1991	Yes
Senior Vice President, Capital One, N.A.

Ashton J. Ryan, Jr., 61	2004	Yes
President and Chief Executive Officer, First NBC Bank and First NBC Holding Company(5)

Frank B. Stewart, Jr., 73	1970	Yes
Chairman of the Board of the Company and Chairman of the Board of Stewart Capital, LLC(6)
Our board unanimously recommends a vote FOR each of the nominees listed above.

(1)	Mr. Crawford has served as our President, Chief Executive Officer and a director since March 31, 2007. From 2004 to 2007, he served on behalf of Sorenson Capital Partners, a private equity group, as Chief Executive Officer of Erickson Companies, a regional residential framing company with manufacturing operations in Arizona, California and Nevada. From 2003 to 2004, he was a Senior Consultant to Carew International, a sales process consulting and training company. He was Chairman, Chief Executive Officer and President of publicly-traded The York Group, Inc., one of the largest casket manufacturers in the U.S., from 2000 until its merger with Matthews International Corporation in 2002. From 1997 to 1999, he was Executive Vice President of Sales and Marketing of Lozier Corporation, a manufacturer of retail display fixtures and systems. From 1979 to 1997, he served in various positions with the Batesville Casket Company, a leading manufacturer and supplier of caskets, including Vice President and General Manager — Hardwood Products Group, Vice President of New Business Development, Vice President of Marketing and Vice President of Logistics. Additionally, he held the positions of Director of Corporate Development for both the Batesville Casket Company and its parent company, Hillenbrand Industries.

(2)	Mr. Kitchen has served as Senior Executive Vice President since March 31, 2007 and as Chief Financial Officer since December 2, 2004. From June 30, 2006 until Mr. Crawford’s appointment as President and Chief Executive Officer on March 31, 2007, Mr. Kitchen served as acting Chief Executive Officer. From July 2003 to November 2004, he was an investment management consultant at Equitas Capital Advisors, LLC. From November 1999 to January 2002, he was President of Avondale Industries, Inc., a shipbuilder. He was Vice President and Chief Financial Officer of Avondale Industries, Inc. from 1987 to 1999 when it was an independent public company until its acquisition by Litton Industries, Inc. in 1999.

(3)	Mr. McFarland is also a director of Newpark Resources, Inc. and was a director of Sizeler Property Investors, Inc. until the company was sold in 2006.

(4)	Mr. Patron joined the Company in 1983, served as President of the Corporate Division and Chief Financial Officer from 1987 to 1998 and served on the board of directors from 1991 through 1998. In 1998, he scaled back his activities and took on the role of consultant and Chief Administrative Officer until his retirement in 2001.

(5)	Mr. Ryan served as President and Chief Executive Officer of First Bank and Trust from October 1998 to July 2005. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991. Mr. Ryan spent the first 20 years of his career with Arthur Andersen and Company, specializing in auditing and consulting for financial institutions.

(6)	Stewart Capital, LLC is an investment company owned entirely by Frank B. Stewart, Jr., our Chairman of the Board. Mr. Stewart served as Chairman of the Board of our Company from 1984 until his retirement in September 2003, at which time he became our Chairman Emeritus. Mr. Stewart again became Chairman of the Board upon the retirement of our former Chairman of the Board in April 2007.

     In determining the independence of the nominees, the board of directors considered, among other things, certain business relationships among individual nominees. Specifically, the board considered the fact that Mr. Stewart is an investor in First NBC Bank, of which Mr. Ryan is the President and Chief Executive Officer and from which Mr. Stewart has secured a line of credit.

Meetings; Committees
     During the fiscal year ended October 31, 2008, our board of directors held 15 meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.
     Our board of directors has a standing audit committee, compensation committee, corporate governance and nominating committee, and investment committee with the following members as of October 31, 2008:

Meetings
Audit Committee Members	in 2008
Ashton J. Ryan, Jr., Chairman	8
Alden J. McDonald, Jr.
Ronald H. Patron
Michael O. Read

Meetings
Compensation Committee Members	in 2008
James W. McFarland, Chairman	13
Alden J. McDonald, Jr.
Michael O. Read

Meetings
Corporate Governance and Nominating Committee Members	in 2008
Frank B. Stewart, Jr., Chairman	1
Alden J. McDonald, Jr.
Ronald H. Patron
Michael O. Read

Meetings
Investment Committee Members	in 2008
Ashton J. Ryan, Jr., Chairman	5
Thomas M. Kitchen
James W. McFarland
Ronald H. Patron

Audit Committee
     The functions and independence of the audit committee are described below under the heading “Audit Committee Report.”
Compensation Committee
     All members of the compensation committee are independent, as independence for compensation committee members is defined in the listing standards of The NASDAQ Stock Market, LLC. The compensation committee operates under a written charter adopted by the board of directors that is available on our website at www.stewartenterprises.com.
     The compensation committee, after evaluating our compensation practices in relation to other companies of comparable size and within our industry recommends to the board for its approval at least annually a compensation policy for members of the board who are not full-time employees of the Company.
     The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, approve any contract under which compensation is awarded to an executive officer, and make awards to executive officers under our stock compensation plans.
     The compensation committee has, in past years, directly engaged Towers Perrin as its compensation consultant from time to time to provide information on executive and director compensation levels of similar companies for purposes of assuring that compensation is set at appropriate levels and that its compensation practices are reasonable and appropriate. The compensation committee last engaged Towers Perrin in fiscal 2007. For more information regarding the processes used by the compensation committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
Corporate Governance and Nominating Committee
     All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in the listing standards of The NASDAQ Stock Market, LLC. The committee operates under a written charter adopted by the board of directors that is available on our website at www.stewartenterprises.com.
     The corporate governance and nominating committee is responsible for corporate governance, succession planning and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Nominations.” Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a strong educational background, a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts. The committee will also accept suggestions from shareholders who follow the nomination procedures described above and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates from all other sources.

Audit Committee Report
     The audit committee operates under a written charter adopted by the board of directors, which is available on our website at www.stewartenterprises.com. All members of the audit committee are independent, as independence for audit committee members is defined in the listing standards of The NASDAQ Stock Market, LLC and applicable rules of the Securities and Exchange Commission. The board has determined that Ashton J. Ryan, Jr. and Ronald H. Patron are audit committee financial experts as defined in Item 407(d) of Regulation S-K.
     The audit committee oversees our Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements and the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.
     In this context, the audit committee has met and held discussions with management, our internal auditors and our independent registered public accounting firm. Management represented to the audit committee that our Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our Company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Public Company Accounting Oversight Board (“PCAOB”) , Professional Standards, AU Section 380).
     In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and our management, including matters in the written disclosures and letter provided by the firm to the audit committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The independent registered public accounting firm has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.
     The audit committee has discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our Company’s internal controls over financial reporting and the overall quality of our Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended October 31, 2008, for filing with the Securities and Exchange Commission.
     The following table lists the aggregate fees and costs billed by PricewaterhouseCoopers LLP, the member firms of PricewaterhouseCoopers International Limited, and their respective affiliates to our Company for the fiscal years ended October 31, 2008 and 2007.

	Amount Billed
	Fiscal Year Ended	Fiscal Year Ended
	October 31, 2008	October 31, 2007
Audit Fees(1)	$1,406,703	$1,532,546
Audit-Related Fees(2)	—	214,306
Tax Fees(3)	26,623	53,992
All Other Fees(4)	25,000	—

(1)	Consists of aggregate fees and costs for professional services rendered in connection with the annual audit and for compliance with Section 404 of the Sarbanes-Oxley Act, the Securities and Exchange Commission review, statutory audits including the audit of our Puerto Rican operations and Investors Trust, Inc. (“ITI”), and fees for reviewing the financial statements included in our Company’s Form 10-Qs for the fiscal years ended October 31, 2008 and 2007.

(2)	Consists of aggregate fees and costs for professional services related to comfort letters issued in connection with our debt refinancing and consultations regarding financial accounting and reporting standards for the fiscal year ended
October 31, 2007.

(3)	Relates to aggregate fees and costs for professional services rendered in connection with our tax compliance, including the preparation of international tax returns for the fiscal years ended October 31, 2008 and 2007.

(4)	Consists of fees for consulting services rendered in connection with the Company’s evaluation of Consumer Driven Healthcare Plans for the fiscal year ended October 31, 2008. There were no fees or costs billed to the Company by PricewaterhouseCoopers LLP for the fiscal year ended October 31, 2007 for professional services other than audit fees, audit-related fees and tax fees.
     The audit committee has determined that the provision of the services described above is compatible with maintaining the principal accountant’s independence from our Company.
     The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting for ratification. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the Company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax questions up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee. In fiscal year 2008, 100 percent of the services provided to the Company by the independent registered public accounting firm were pre-approved in compliance with the policies described above.
Submitted by the Audit Committee:

Ashton J. Ryan, Jr.	Alden J. McDonald, Jr.	Ronald H. Patron	Michael O. Read

Director Compensation For Fiscal 2008
     The table below summarizes the compensation of our directors for our fiscal year ended October 31, 2008. Messrs. Crawford and Kitchen do not receive any additional compensation for service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Alden J. McDonald, Jr.	$105,000	$88,440	(1)	$193,440

James W. McFarland	106,250	88,440	(1)	194,690

Ronald H. Patron	111,250	88,440	(1)	199,690

Michael O. Read	105,000	88,440	(1)	193,440

Ashton J. Ryan, Jr.	105,000	88,440	(1)	193,440

Frank B. Stewart, Jr.	85,000	88,440	(1)	173,440

(1)	Represents the amount recognized in fiscal 2008 for financial statement reporting purposes in accordance with FAS 123R for all stock awards granted to our directors. Consists of 12,000 shares of Class A common stock granted to each independent director pursuant to the 2007 Stock Incentive Plan on January 17, 2008. Each recipient is required to retain 75 percent of these shares (or 9,000 shares) until he ceases to serve on the board. The grant date fair value of each of these awards computed in accordance with FAS 123R was $88,440. No amount was recognized in fiscal 2008 for financial statement purposes for any other stock awards granted to these directors in prior years.

Cash Compensation
     In fiscal 2008, the annual cash retainer for serving as a director was $60,000 per year. The annual cash retainer for serving on the audit committee was $12,500 and the annual cash retainer for serving on each of the compensation committee, corporate governance and nominating committee and investment committee was $10,000. The fiscal 2008 annual cash retainers for serving as chairman of the board, chairman of the audit committee and chairman of the compensation committee were $15,000, $10,000 and $7,500, respectively.
     In July 2008, the board approved the formation of the special committee to the board to evaluate alternatives available to the Company to maximize shareholder value, including a proposal from Service Corporation International to acquire all of the outstanding shares of the Company’s stock. Messrs. McFarland and Patron served as co-chairs of the special committee and Messrs. McDonald, Read, and Ryan served as members. The annual cash retainer for serving on the special committee was $50,000. The annual cash retainer for serving as co-chairman of the special committee was $25,000. Because the special committee existed for approximately three months, directors serving on this committee each received a cash retainer of $12,500 (25 percent of the annual cash retainer). In addition to the $12,500 cash retainer, each of the co-chairmen received a cash retainer of $6,250 (25 percent of the annual cash retainer for serving as co-chairman).
Stock Compensation
     On January 17, 2008, we issued 12,000 shares of Class A common stock to each non-employee director as fiscal 2008 equity compensation, 9,000 shares of which must be retained while the director serves on the board.
     For fiscal 2009, the compensation committee wished to continue to provide equity compensation to non-employee directors with a value of approximately $85,000. The Company’s 2007 Stock Incentive Plan currently limits the number of shares of Class A common stock that may be issued to a director each year to 15,000 shares. On November 18, 2008, we issued 15,000 shares of Class A common stock to each non-employee director. All of these shares must be retained by the director for the entire period that he serves on our board of directors.

At grant, these 15,000 shares had a value of $50,850. The $34,150 difference between the desired value of $85,000 and the value of the 15,000 shares awarded was paid to each non-employee director in cash. For future years, the committee intends to continue to issue shares of Class A common stock to each non-employee director on each November 1 with a value equal to 60 percent of $85,000 (or $51,000) and cash for the remaining $34,000. If $51,000 in stock cannot be granted under stock plan limits in effect at that time, the portion of the award paid in cash would be increased as needed to provide a total of $85,000 in value to each non-employee director.
Director Stock Ownership Policy
     In May 2006, the compensation committee adopted a policy requiring that each non-employee director own common stock of the Company with a value equal to at least five times the amount of the annual cash retainer no later than five years following adoption of the policy. New board members must comply with this policy five years after joining the board. Once a non-employee director has achieved the target level of stock ownership, the director should maintain at least that level of ownership for the duration of his or her service as a non-employee director.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the compensation committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Summary Compensation Table below (the “Named Executive Officers”).
Executive Compensation Philosophy and Objectives
     The compensation committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for shareholders. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:
•	Providing compensation commensurate with the level of success achieved;

•	Providing a total compensation opportunity that is competitive with similar size, general industry companies and death care industry companies with which we compete for talent;

•	Managing fixed costs by combining a more conservative approach to base salaries and benefits, with more emphasis on performance-dependent short- and long-term incentives;

•	Recognizing and rewarding the achievement of corporate and divisional performance goals as well as individual performance; and

•	Aligning the interests of executives with those of our shareholders by emphasizing long-term, performance-dependent incentives.
     Our compensation programs are designed to reward achievement of corporate objectives, and these programs will change from time to time as those objectives change. The specific principles, components, and decisions used in fiscal 2008 in establishing the compensation of executive officers are discussed in more detail below.
Role of Compensation Consultant
     Historically, our compensation committee has from time to time retained Towers Perrin, an independent consulting firm, to review our executive compensation practices and to provide data on executive compensation practices more generally. Towers Perrin last prepared a comprehensive review of the Company’s executive compensation in 2004. As our Company has evolved since that time, the committee has consulted with Towers Perrin in connection with management changes to ensure that our compensation remains competitive and continues to serve our core compensation objectives. In fiscal 2005, we retained Towers Perrin in connection with the re-evaluation of the compensation of Messrs. Stephens and Heffron when each assumed significant additional responsibilities following a corporate restructuring. In fiscal 2007, the committee again retained Towers Perrin for the specific purpose of providing us with compensation data in connection with our search for and subsequent offer to Mr. Crawford to serve as our new Chief Executive Officer. The committee asked Towers Perrin to provide it with general updated data on executive compensation paid to chief executive officers by similar general industry companies (the “comparison companies”). A list of the more than 400 comparison companies from Towers Perrin’s most recent report to the committee in February 2007 is attached as

Exhibit A. These companies are a variety of sizes and Towers Perrin applies a regression analysis to develop the comparison based upon the corporate revenues of the companies included in the survey. In addition to the survey data provided by Towers Perrin, the committee also generally reviewed published data from other sources and proxy statement disclosure of the executive compensation of peer companies in the death care industry (Service Corporation International, Carriage Services, Inc., Alderwoods Group, Inc. (prior to its acquisition by Service Corporation International in 2006)), and other closely related industries. The committee reviewed this data and the Towers Perrin survey as a point of reference for measurement purposes, not as the sole determinative factor in setting our Chief Executive Officer’s compensation.
     In setting executive compensation, the committee historically targeted total direct executive compensation at approximately the median level of the general industry comparison companies. Due to substantial size differences among the small number of companies in the death care industry, the committee has not targeted compensation levels at the median of these companies, but the committee reviews their compensation information in order to have a more comprehensive picture of competitor compensation practices. The committee’s goal in setting Mr. Crawford’s compensation when he joined the Company in fiscal 2007 was to provide total compensation at the approximate median level based upon the Towers Perrin survey provided in 2007. These compensation levels remained in effect for fiscal 2008. The committee believes that establishing target total direct compensation at median levels while simultaneously and appropriately rewarding high performance allows us to attract and retain the necessary level of executive talent.
     The committee has not retained a consultant to provide updated compensation survey data for its consideration since the Chief Executive Officer compensation analysis was conducted in 2007. The committee has maintained its overall executive compensation approach since the consideration of data from Towers Perrin provided in earlier years.
Analysis Used in Setting Compensation Levels
     In setting fiscal 2008 compensation, the committee reviewed a summary of total fiscal 2007 compensation for the executive officers. The committee’s analysis of and satisfaction with the fiscal 2007 compensation mix and levels led to its conclusion to generally maintain a similar pay mix and potential compensation levels for fiscal 2008.
     When making compensation decisions for individual executive officers, the committee takes many factors into account, including the individual’s role and responsibilities, performance, tenure, and experience; the performance of the Company overall; the recommendations of the Chief Executive Officer and Chief Financial Officer for other officers; the recommendations of board members; the individual’s historical compensation; survey data, and comparisons to other executive officers of our Company.
     When setting the targets for the annual incentive plan, the committee receives input from the Chief Executive Officer and the Chief Financial Officer and reviews the approved operating plan for the upcoming fiscal year. The committee meets with the Chief Executive Officer and Chief Financial Officer to review and discuss extensively the various quantitative performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.
     In setting compensation levels for fiscal year 2008, the committee for the first time considered a wealth accumulation analysis for each Named Executive Officer that provided information on equity holdings, past equity returns, and vested retirement benefits. The committee took this data into account when making its decisions on equity grants for fiscal 2008 and when considering the appropriateness of the levels of retirement benefits provided to the Named Executive Officers.
Evaluating Performance
     The committee evaluates the performance of the Named Executive Officers on an annual basis. The committee consults with the other independent directors regarding the performance of the Chief Executive Officer and asks each board member to complete a written evaluation of the Chief Executive Officer’s performance for the fiscal year just ended. The committee seeks the advice of the Chief Executive Officer and board committee chairmen, as appropriate, in connection with the performance evaluation and compensation decisions for the other Named Executive Officers. The Chief Financial Officer is also involved in the performance evaluation of Mr. Hawkins.

The Chief Executive Officer is not present when the committee meets to evaluate his performance and determine his compensation.
The Total Compensation Package
     Elements of the Total Compensation Package — The key elements of the compensation program for our executive officers are base salary, annual incentive bonus, long-term incentives, retirement benefits, change of control benefits and other perquisites. Each component is discussed in detail below under “Individual Compensation Components.”
     Because executive officers are in a position to directly influence the overall performance of the Company, and consistent with our pay-for-performance philosophy, a significant portion of their compensation is delivered in the form of performance-dependent annual and long-term incentive programs. The level of performance-dependent compensation may vary for each executive based on level of responsibility, market practices, and internal equity considerations. However, the committee’s general goal is that approximately 50 to 70 percent of total potential compensation be at risk, depending upon the level of responsibility of the executive.
     The committee considers individual skills, work experience, contribution, performance, internal equity, and other factors that are relevant to the individual executive in setting target individual compensation levels. In addition, actual compensation results (e.g., amounts earned and paid each year) may differ from the target based on corporate, divisional, and individual performance.
     Employment Agreements — Historically, our Company entered into employment agreements with all executive officers. In fiscal 2006, the compensation committee determined that it was no longer necessary to provide employment agreements in order to retain executive talent and decided not to renew these agreements when they expired. Pursuant to that policy, Messrs. Stephens, Hawkins, and Heffron were not offered new contracts when their existing employment and change of control agreements expired on October 31, 2006.
     However, we currently have employment agreements with our Chief Executive Officer (Mr. Crawford) and Chief Financial Officer (Mr. Kitchen) for the reasons discussed below.
          Agreement with Mr. Crawford - In fiscal 2007, we conducted an extensive search for a new Chief Executive Officer and were successful in recruiting Mr. Crawford to join our Company. We believed that it was essential to our ability to hire Mr. Crawford that we provide him with an employment agreement setting out our compensation arrangements with him. Of particular importance to our success in attracting a new Chief Executive Officer was our agreement to provide severance benefits in the event employment was terminated without cause or with good reason.
     Therefore, we entered into a three and a half-year employment agreement in 2007 with Mr. Crawford as our Chief Executive Officer. The terms of his agreement are described in “Equity Compensation — Employment Agreements.”
     Mr. Crawford’s employment agreement was amended during fiscal 2008 to protect his right to receive an annual incentive following a change of control of the Company for services provided prior to a termination of employment. The substance of this amendment is described in “Individual Compensation Components — Change of Control and Termination Benefits.”
          Agreement with Mr. Kitchen - When Mr. Kitchen joined the Company as Chief Financial Officer in December 2004, we had employment agreements in effect with all of our executive officers and we entered into an agreement with him at that time.
     From June 30, 2006 to March 31, 2007, Mr. Kitchen served as our acting Chief Executive Officer in addition to his role as our Chief Financial Officer. During that period, we entered into an amended agreement with Mr. Kitchen to reflect his additional responsibilities. The amended agreement provided him additional compensation and enhanced annual incentive potential for the period during which he served in the dual capacity.
     Following Mr. Crawford’s appointment to Chief Executive Officer, we entered into a new employment agreement with Mr. Kitchen to encourage him to remain with our Company. The terms of his agreement are described in “Executive Compensation — Employment

Agreements.” Mr. Kitchen’s agreement was amended in fiscal 2008 in the same manner and for the same reason as Mr. Crawford’s agreement.
Individual Compensation Components
Base Salary
     Design — Our philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to successfully manage the business. Actual individual salary amounts are not objectively determined, but instead reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience, the individual’s historical compensation, internal equity considerations and other factors, including any retention concerns.
     Results — As previously discussed, in recent years the compensation committee’s goal has been to allocate more compensation to the performance-dependent elements of the total compensation package. Consequently, the committee did not increase the annual base salary for any of the Named Executive Officers for fiscal 2008. Higher 2008 salary levels reflected in the Summary Compensation Table are the result of, in the case of Mr. Crawford, his employment for all of fiscal 2008 as compared to his employment for only seven months during fiscal 2007 and in the cases of Messrs. Stephens, Hawkins, and Heffron, fiscal 2007 salary increases being in effect for all of fiscal 2008. Mr. Kitchen’s salary for fiscal 2008 was less than in fiscal 2006 and 2007, as he served as Acting Chief Executive Officer during a portion of both fiscal 2006 and fiscal 2007.
     Mr. Hawkins’ base salary of $500,000 (and associated bonus potential) is substantially higher than that of the other Executive Vice Presidents. This difference is due to Mr. Hawkins’ unique contributions to the Company as portfolio manager of trusts exceeding $600 million. In setting his salary level in fiscal 2007, the board of directors, investment committee, and compensation committee evaluated the contributions of Investors Trust, Inc., a subsidiary of the Company managed by Mr. Hawkins, analyzed options to grow this core competency, considered succession planning, analyzed compensation structures for independent portfolio managers, and evaluated the cost of using an outside portfolio manager(s). As a result, Mr. Hawkins’ base salary was set at this level in order to maintain his compensation at a competitive level.
Annual Incentive Award
     Design - The annual incentive plan is designed to align executive officer pay with Company performance based on the achievement of corporate and divisional performance objectives for the Named Executive Officers. The annual incentive also contains a qualitative individual performance component. The annual award potential for superior performance for each Named Executive Officer can be a substantial portion of total compensation. Our annual incentive plan does not contemplate discretion by the committee to increase the quantitative portion of the award, although certain pre-established adjustments are permitted. However, the committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside of the annual incentive plan.
     The bonus opportunities under our annual incentive plan for each Named Executive Officer for fiscal 2008 were as follows:

	Incentive as a Percentage of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Thomas J. Crawford	32%	80%	160%
Thomas M. Kitchen	28%	70%	140%
G. Kenneth Stephens, Jr.	26%	65%	130%
Lawrence B. Hawkins	26%	65%	130%
Brent F. Heffron	26%	65%	130%
     The threshold bonus opportunity is equal to 40 percent of the target opportunity, and the maximum is equal to 200 percent of the target opportunity. Results that fall between the threshold, target, and maximum levels are pro-rated.

     The committee uses the following factors, among others, in determining the annual performance criteria and target performance levels: prior recommendations from the independent consultant; an analysis of the financial measures where the committee wants to focus executive attention and effort; Company, divisional, subsidiary, and individual performance in the prior fiscal year; and the Company’s budget and range of projections for the upcoming fiscal year.
     For fiscal 2008, the corporate, divisional and individual performance portions for each Named Executive Officer were set as follows:
Percentage Allocation of Performance Criteria to Annual Incentive Plan Participation

	Corporate Performance Criteria			Divisional/
		Free Cash	Operating	Subsidiary	Individual
Named Executive Officer	EPS	Flow	Income	Performance	Performance
Thomas J. Crawford	40%	25%	15%	—	20%
Thomas M. Kitchen	40%	25%	15%	—	20%
G. Kenneth Stephens, Jr.	20%	—	—	65%	15%
Lawrence B. Hawkins	20%	—	—	65%	15%
Brent F. Heffron	20%	—	—	65%	15%
     The committee uses a framework similar to one originally recommended by Towers Perrin for setting threshold, target and maximum performance levels. Each year the committee reviews the annual incentive plan framework and makes adjustments and improvements as it deems necessary, taking into account the advice of the compensation consultant and management as well as published materials addressing executive compensation best practices. Each of the performance metrics is evaluated separately and independently from the others.
     The committee’s goal is that the threshold level should be achievable with a probability of 80 percent. In establishing the threshold, the committee considers, among other factors, the previous year’s results after adjustment for certain pre-established unusual items considered to be outside the control of the executives, and in recent years has established the threshold at or above that value. The target level is typically associated with the Company’s budget with a probability of achievement of approximately 50 percent. The committee’s goal is to establish a maximum level that has a very low probability of achievement of approximately 10 percent. The committee also considers current market conditions and ongoing strategic initiatives in setting the threshold, target and maximum.
     Setting the free cash flow targets with the desired probabilities has proven difficult due to unexpected items that impact free cash flow from year to year, but which are not among the pre-approved items that result in adjustments to actual results for purposes of the calculation of the annual incentive. Because of significant non-recurring cash inflows in fiscal 2007, the free cash flow threshold for fiscal 2008 was set below fiscal 2007 adjusted results, but was set in line with the fiscal 2008 forecast approved by the board in November of 2007.
     Corporate Performance — The corporate performance portion of the annual incentive for each of the Named Executive Officers includes consolidated earnings per share, as this is the corporate performance measure that the committee believes is one of the key drivers of long-term shareholder return.
     The annual incentives of Messrs. Crawford and Kitchen also include two additional corporate performance measures — free cash flow and operating income. The use of free cash flow as a performance measure tracks the Company’s strategic goal to generate cash to allow for investment in other opportunities, products, and services. Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. The committee added operating income as an additional corporate performance measure for Messrs. Crawford and Kitchen in fiscal 2008 to reflect an emphasis on identifying and realizing operational growth and efficiencies in its core operations.
     At the beginning of the fiscal year, the committee considers and approves as adjustments to the annual incentive certain unusual items that would not be included in the Company’s budget, as those items are deemed to be outside the control of the executives. After the close of the fiscal year but before determining whether the performance criteria have been met, the Committee adjusts the Company’s financial performance results, if necessary, to reflect those previously approved adjustments.
     The corporate performance goals for fiscal 2008 were as follows:

Performance Criteria	Threshold	Target	Maximum
Earnings per share	$0.41	$0.46	$0.49
Free cash flow	$46.0 million	$52.0 million	$58.0 million
Operating income	$87.6 million	$92.7 million	$95.0 million
     Divisional/Subsidiary Performance — The annual incentives of Messrs. Stephens, Hawkins, and Heffron include divisional or subsidiary performance criteria in order to align the incentive substantially with the particular performance objectives of the division or subsidiary for which each is responsible.
     For Messrs. Stephens and Heffron, a maximum of 65 percent of potential annual incentive is based upon a number of divisional/subsidiary performance metrics. These metrics include, in the order of importance: divisional profitability, revenue, preneed cemetery sales, customer satisfaction, and preneed funeral sales. A method similar to the one described above for corporate performance goals is used to set the threshold, target, and maximum values for each divisional or subsidiary performance metric. The target values generally are based on an aggressive budget, and the threshold and maximum values are set at least conceptually with approximate probabilities of 80 percent and 10 percent achievement, respectively. The divisional business objectives for Messrs. Stephens and Heffron are as follows:

Performance Criteria	Threshold	Target	Maximum
Gross profit	Achieve 95% of gross profit plan	Achieve 100% of gross profit plan	Achieve 102.5% of gross profit plan

Revenue	Achieve 95% of revenue plan	Achieve 100% of revenue plan	Achieve 102.5% of revenue plan

Preneed property sales	Achieve 95% of property sales plan	Achieve 100% of property sales plan	Achieve 102.5% of property sales plan

Customer surveys — extremely satisfied	Achieve an 80% rating	Achieve an 85% rating	Achieve a 90%+ rating

Preneed funeral sales (PNFS)	Achieve 95% of PNFS plan	Achieve 100% of PNFS plan	Achieve 102.5% of PNFS plan
     For Mr. Hawkins, a maximum of 65 percent of his potential annual incentive is based upon the performance of the investment portfolios that he manages through Investors Trust, Inc., a subsidiary of the Company. The portfolios that he manages consist of a preneed funeral and merchandise portfolio, a perpetual care portfolio where state law permits capital gains to be withdrawn, and a perpetual care portfolio where state law prohibits the withdrawal of capital gains. Mr. Hawkins’ performance metrics are based on the one- and two-year performance of each portfolio relative to a custom index of relative market indices weighted according to the actual asset allocation of the portfolio. Mr. Hawkins’ incentive is also based upon the actual return of the portfolios, as compared to the target annual return as established in advance by the investment committee of our board. The target return for fiscal 2008 was 6.5 percent for the preneed funeral and merchandise portfolio. The perpetual care portfolios, which are more concentrated in fixed income securities, had a target return for fiscal 2008 of 6.13 percent. The investment committee retains an independent consultant to benchmark overall performance and the performance of each portfolio. The consultant supplies the market indices with analyses of the performance of each portfolio to the investment committee, and the compensation committee then uses this data to design the performance metrics and targets for Mr. Hawkins. The following business objectives apply to Mr. Hawkins’ annual award:

Portfolio Performance Compared to Custom Index and Target Return

	Threshold	Target	Maximum
Preneed funeral and merchandise portfolio	50 basis points below	25 basis points above	100 basis points above
Perpetual care with gains portfolio	50 basis points below	25 basis points above	100 basis points above
Perpetual care without gains portfolio	50 basis points below	12.5 basis points above	50 basis points above
     Individual Performance — The committee uses discretion in a highly subjective qualitative evaluation of individual performance and considers the following factors, among others, in approving the annual incentive awards: the committee’s evaluation of the Chief Executive Officer and his written self-evaluation, the input of other board committee chairmen, the Chief Executive Officer’s written performance evaluation of the other executive officers, the Chief Financial Officer’s input on evaluating the performance of certain executive officers, leadership, judgment, management, strategic planning, succession planning, employee development, business development, and customer service.
     Results
Calculation of FY 2008 Incentive Award for each Named Executive Officer

	Corporate Performance Criteria			Divisional/		Incentive
		Free Cash	Operating	Subsidiary	Individual	Award
Named Executive Officer	EPS	Flow	Income	Performance	Performance	Total
Thomas J. Crawford	$—	$240,000	$—	—	$134,400	$374,400
Thomas M. Kitchen	—	140,000	—	—	106,400	246,400
G. Kenneth Stephens, Jr.	—	—	—	$269,360	61,425	330,785
Lawrence B. Hawkins	—	—	—	85,647	73,125	158,772
Brent F. Heffron	—	—	—	25,162	58,013	83,175
     The compensation committee has discretion to pay the annual incentive in cash or Class A common stock. For fiscal 2008, the committee determined to pay in cash after considering that a significant portion of total potential compensation is currently equity-based.
          Corporate Performance — For fiscal 2008, the performance thresholds were not met for two of the three corporate performance goals. Consequently, none of the Named Executive Officers earned an annual incentive on the basis of earnings per share, and neither Mr. Crawford nor Mr. Kitchen earned an annual incentive on the basis of operating income. However, the Company’s free cash flow for fiscal 2008 was $67.1 million, exceeding the maximum payout level of $58 million. Consequently, Mr. Crawford and Mr. Kitchen each earned the maximum for that criteria: $240,000 and $140,000, respectively.
          Divisional/Subsidiary Performance
          The Western Division, of which Mr. Stephens serves as president, exceeded the target for customer survey results and exceeded the maximum for each of revenue, gross profit, and preneed property sales, generating $269,360 of Mr. Stephens’ total bonus. The Western Division threshold goal for preneed funeral sales was not reached. The Eastern Division, of which Mr. Heffron serves as president, exceeded the target in the area of customer survey results, generating $25,162 toward Mr. Heffron’s total bonus. The Eastern Division threshold goals for revenue, gross profit, preneed property sales, and preneed funeral sales were not achieved.
     Mr. Hawkins earned $85,647 toward his total bonus for the performance of the portfolios that he manages through Investors Trust, Inc. Mr. Hawkins exceeded the one-year performance target level as compared to a custom index of actual returns for similar asset allocations in the preneed funeral and merchandise portfolio, earning $60,375 toward his total bonus. In the perpetual care without gains portfolio, both one-year and two-year performance as compared to a custom index of actual returns for similar asset allocations exceeded the maximum payout level, together generating $25,272 toward Mr. Hawkins’ bonus.
          Individual Performance
     Mr. Crawford was awarded $134,400 for his individual performance during fiscal 2008 based on an evaluation of his leadership, judgment, and decision-making, among other considerations. The committee noted in particular his handling of the acquisition offer from Service Corporation International; his effectiveness of communication with shareholders, the Board and employees; his success at team-building within the Company; and his efforts in succession planning and executive development.
     Mr. Kitchen received $106,400 for the individual performance portion of the annual incentive for, among other achievements, his leadership in the implementation of new technology and a new payroll system. The committee assessed Mr. Kitchen’s key contributions such as his role in the Company’s evaluation of the acquisition offer from Service Corporation International and in contract negotiations to reduce product costs. The committee also noted his efforts to improve financial controls and processes and efforts to improve cash flow.
     Mr. Stephens earned $61,425 for his individual performance in fiscal 2008 based upon, among other things, the successful launch of new initiatives, the identification of an innovative memorial concept, and the development of a training presentation program. The committee noted Mr. Stephen’s active involvement in industry groups on behalf of the Company.
     Mr. Hawkins was awarded $73,125 for his individual performance based on the following variety of accomplishments during fiscal year 2008. The committee noted his implementation of an option writing program that had a positive impact on fiscal 2008 income; the build-up of the cash position of Investors Trust, Inc.; receipt of the highest rating from the State of Texas Bank Examiners; the successful integration of a new assistant portfolio manager and new investment consultant; development of improved reports to track performance; and the establishment of new stock screen monitors.
     Mr. Heffron’s $58,013 individual performance award was earned for, among other achievements, his initiative and efforts to negotiate reduced product costs, the identification of an innovative memorial concept, the introduction of lower cost-higher quality products and services, and the development of a training presentation program.
Long-Term Stock Incentive Awards
     Process and Design — Our typical practice is to annually grant a combination of stock options and restricted stock to our executive officers as long-term incentives, thus substantially aligning executive compensation with the interests of the shareholders. Although the compensation committee reviews the compensation practices of comparison companies as described in “Role of Compensation Consultant,” the committee does not adhere to strict formulas or survey data in determining the specific mix of compensation elements.
     We believe that the use of stock options and restricted stock in tandem has certain advantages. Although its value may increase or decrease with changes in the stock price during the period before vesting, restricted stock will have value in the long term, encouraging retention of executives. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, restricted stock can deliver significantly greater compensation value at grant than stock options, and can offer comparable grant date compensation value with fewer shares and less dilution for our shareholders.
     The committee determines grant size based on the level of responsibility of the executive officer. The committee’s intention is that approximately 50 percent of the Chief Executive Officer’s compensation and approximately 33 percent of the other Named Executive Officers’ total annual compensation be associated with stock value and appreciation, thereby aligning their long-term interests with those of our shareholders. The committee values proposed option grants based on a Black-Scholes valuation model and the restricted stock at the current market price.

     For fiscal 2008, the committee factored a wealth accumulation analysis into its consideration of the appropriateness of making additional equity grants to the Named Executive Officers, concluding that additional grants would serve to further motivate and incentivize the executives. The fiscal 2007 equity award grants to Messrs. Crawford and Kitchen included performance vesting criteria; this approach was extended to the other Named Executive Officers in fiscal 2008 to emphasize the at-risk nature of our equity compensation.
     Typically, our grants of stock options and restricted stock have vested over three or four years in order to strengthen our ability to retain our management team. We pay dividends currently on shares of restricted stock. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all restrictions on restricted stock lapse and all options become immediately exercisable upon a change of control. Unvested stock options and unvested restricted stock are generally forfeited on termination of employment for any reason, and vested stock options generally expire within one year in the event of death, disability, retirement at age 65, early retirement with approval of our board of directors or termination other than for cause after completing fifteen years of service. Vested options expire thirty days following termination for any other reason.
     Grants of restricted stock and stock options are considered annually during the Company’s first fiscal quarter. Grants may also be made at other times in connection with new hires or promotions. We price options at the grant date and do not grant options or other equity awards retroactively. In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information. Options are granted at fair market value on the date of grant or as of a future specified date, for example, for a new executive officer joining the Company on a future date. All equity grants to executive officers require the approval of the compensation committee.
     Results — At the time he joined the Company in fiscal 2007, Mr. Crawford received performance-based and non-performance-based equity awards under his employment agreement. That same year, we also entered into an employment agreement with Mr. Kitchen and awarded him performance-based and non-performance based equity awards with similar terms. Due to the size of the fiscal 2007 grants to Messrs. Crawford and Kitchen, no additional grants were made to either officer in fiscal 2008.
     In December 2007, our compensation committee granted performance-based options and restricted stock to Messrs. Stephens, Hawkins, and Heffron. Each received options for 45,000 shares of common stock and 15,000 shares of restricted stock, vesting over three years if performance goals are met. The grants are subject to the same performance-based vesting criteria as were imposed on the fiscal 2007 awards made to Messrs. Crawford and Kitchen. While options are, by their nature, performance-based, and restricted stock has a performance aspect in that the value increases with increases in the stock price, the committee’s goal was to align the vesting of these awards to the achievement of challenging performance goals associated with stock price and return on equity. For Messrs. Stephens, Hawkins and Heffron, approximately 56 percent of the total long-term incentive value granted was in restricted stock and 44 percent, based on a Black-Scholes valuation model, was in options. The committee increased the restricted stock percentage as compared to options in fiscal 2008 while adding performance criteria.
     In the fiscal 2008 grant, Messrs. Stephens, Hawkins, and Heffron each received 45,000 options to purchase Class A common stock vesting over a three-year period based upon the achievement of specified trading prices of the underlying stock: 15,000 options vest on October 31, 2008, if the closing price per share of our Class A common stock equals or exceeds $8 per share for twenty consecutive trading days during fiscal 2008; 15,000 options vest on October 31, 2009, if the closing price equals or exceeds $9 per share for twenty consecutive trading days during fiscal 2009; and15,000 options vest on October 31, 2010, if the closing price equals or exceeds $10 per share for twenty consecutive trading days during fiscal 2010. To the extent not already vested, all 45,000 options vest on October 31, 2010, if the closing price equals or exceeds $10 per share for twenty consecutive trading days at any time after grant and on or before October 31, 2010. Our stock price was $8.47 on the date of grant of the options. Although the grant price was in excess of the initial target stock price for fiscal 2008, the committee decided to make the performance criteria for these fiscal 2008 grants to Messrs. Stephens, Hawkins, and Heffron consistent with the criteria used for the fiscal 2007 grants to Messrs. Crawford and Kitchen. The $9.00 and $10.00 target stock prices reflect 6 percent and 18 percent increases in the stock price, respectively, as compared to the stock price on the date of grant. The $8.00 per share target price was met during fiscal 2008, so one-third of the options have vested.
     In addition, each of Messrs. Stephens, Hawkins, and Heffron received 15,000 shares of restricted stock vesting over a three-year period based upon the achievement of specified return on equity criteria: 5,000 shares vest on October 31, 2008, if our return on equity (“ROE”) for fiscal 2008 is greater than or equal to 10 percent; 5,000 shares vest on October 31, 2009, if ROE for fiscal 2009 is greater than or equal to 11 percent; and 5,000 shares vest on October 31, 2010, if ROE for fiscal 2010 is greater than or equal to 12 percent. To the extent not already vested, all 15,000 shares vest on October 31, 2010, if the ROE for fiscal years 2008, 2009, and 2010 is greater than or equal to 11 percent on a compounded annual basis. Our ROE for fiscal 2007 was 9.3 percent so the initial 10 percent target represents an 8 percent increase over the fiscal 2007 level, with an additional 10 percent increase in 2009 and a 9 percent increase in 2010. The 10 percent ROE target for fiscal 2008 was not met, so none of the shares of restricted stock granted to Messrs. Stephens, Hawkins or Heffron in fiscal 2008 nor the shares of restricted stock granted to Messrs. Crawford and Kitchen in fiscal 2007 and based on ROE vested.
     After the fiscal 2008 grants to Messrs. Stephens, Hawkins, and Heffron, all of our Named Executive Officers have their equity compensation dependent upon strong financial achievement and sustained stock price appreciation.
     Stock Ownership Guidelines — The compensation committee has adopted stock ownership guidelines for executive officers in order to further encourage and facilitate stock ownership by requiring a minimum value of stock ownership at three times base salary for the Chief Executive Officer and two times base salary for Executive Vice Presidents. Unvested restricted stock counts toward stock ownership under the policy. The committee reviews compliance with the policy annually. Each Named Executive Officer had been in compliance with the policy as of the end of fiscal 2007. Due to the decline in our stock price during fiscal 2008, none of the Named Executive Officers was in compliance with the policy at the end of fiscal 2008. The policy prohibits the sale of vested restricted stock when an executive is not in compliance with the guidelines, except in hardship situations approved by the compensation committee. In the event of continued non-compliance with the stock ownership policy, the committee intends to consider whether a portion of future cash compensation should be replaced with equity compensation.
Retirement Plans
     We provide a Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and a Supplemental Executive Retirement Plan (the “SERP”) for our Named Executive Officers. These plans are described in detail below under the headings “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal 2008.” These plans were initially adopted in 1995 and 2002, respectively.
     During fiscal 2008, the committee amended the terms of the SERP to revise the vesting schedule applicable to Mr. Crawford. Previously, his SERP benefit vested 10 percent after three years of service, 15 percent after four years of service, 20 percent after five years of service, and an additional 4 percent for each year thereafter up to a maximum of 40 percent of final average salary after ten years of service. However, Mr. Kitchen’s SERP benefits vested more quickly in the early years, with 4 percent vesting for each year of service. The committee determined that the vesting schedule for the two executives should be consistent and revised Mr. Crawford’s vesting schedule accordingly.
Change of Control and Termination Benefits
     In their employment agreements, we provide two years of base salary to Messrs. Crawford and Kitchen if their employment is terminated without cause or with good reason within two years after a change of control. In addition, our employment agreements with Messrs. Crawford and Kitchen were recently amended to protect the officers’ bonus rights in the event of a termination of employment without cause or with good reason following a change of control. The amended agreements provide that for each fiscal year ending in the two-year period following a change of control during which entire fiscal year the officer remains employed, the officer is guaranteed to receive a bonus at least equal to the “Average Bonus.” If the officer is terminated during a fiscal year either at the time of the change of control or within two years thereafter, the officer would be entitled to be paid the “Average Bonus,” reduced pro rata to reflect the portion of the fiscal year for which the officer was employed. The “Average Bonus” is equal to the average bonus paid to the officer for the last three completed fiscal years prior to the change of control, or in the case of Mr. Crawford, who has not yet been employed by the Company for the three full fiscal years, the average bonuses paid since employment began, annualized if a bonus was for a partial year. In approving these amendments, the committee conducted a complete review of the compensation that Messrs. Crawford and Kitchen would receive in the event of a termination of employment following a change of control. The committee determined that the officers’ rights to receive bonuses for the period of service should be protected.
     During fiscal 2008, the Company adopted a Retention Plan for key employees, in which Messrs. Stephens, Hawkins, and Heffron participate. The purpose of the plan is to encourage the continued employment of key management personnel in the event of an impending change of control of the Company and to alleviate concerns about the possible loss of employment upon a change of control.

Messrs. Crawford and Kitchen will also participate in the Retention Plan if the Retention Plan provides them with benefits that are more favorable than the benefits provided through their employment agreements.
     The Retention Plan provides that if a change of control occurs, employment of a participant will continue through the first anniversary of the change of control on equivalent terms, including a guaranteed annual cash bonus for the fiscal year ending during this period in an amount at least equal to the Average Bonus.
     If during this one-year period the Company terminates the participant’s employment without cause or the participant terminates employment for good reason, then the participant will receive a cash payment equal to the sum of one year of base salary plus the Average Bonus. In addition, for a period of twelve months following termination, the Company will continue to provide the participant with health and dental insurance at terms no less favorable than those in effect immediately preceding the change of control.
     Our equity plans also provide for accelerated vesting upon a change of control, and we provide accelerated vesting of certain retirement benefits to our Named Executive Officers, as described below in “Potential Payments upon Termination or Change of Control.” These change of control provisions are intended to provide our officers with sufficient incentive to stay with the Company in the event of a change of control and provide them with some measure of financial security.
     We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions.
     Messrs. Crawford and Kitchen also are entitled to one year’s base salary if employment is terminated without cause or if they resign with good reason outside of a change of control. The termination of employment provisions of Mr. Crawford’s employment agreement were designed to provide a fixed amount of compensation that would offset the potential risk of leaving his prior employer to join our Company. Mr. Kitchen was offered a similar benefit in his employment agreement to encourage him to continue with our Company. Each has also agreed to non-competition restrictions for two years after termination.
Other Compensation
     The committee carefully reviewed our perquisites policy in fiscal 2007. We provide our Named Executive Officers with an auto allowance and $5,000 annual payment toward the officer’s portion of health insurance premiums. We also reimburse executives for memberships in social clubs on a case-by-case basis if we deem appropriate to support business objectives. In addition, we have reimbursed executives for the travel and entertainment of their spouses in attending business functions to encourage spousal attendance. We consider these perquisites to be reasonable.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). In order that the quantitative portion of our annual cash incentive awards may qualify as “performance-based” under Section 162(m) and be fully deductible, the annual incentive awards for fiscal 2008 were paid to our Named Executive Officers under the Executive Officer Annual Incentive Plan previously approved by shareholders. Our compensation committee intends to monitor compensation levels and the deduction limitation.
     The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.
Submitted by the Compensation Committee:

James W. McFarland	Alden J. McDonald, Jr.	Michael O. Read
Compensation Committee Interlocks and Insider Participation
     During the last fiscal year, James W. McFarland, Alden J. McDonald, Jr. and Michael O. Read served on the compensation committee. No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Summary Compensation Table
     The following table presents information regarding the total compensation for fiscal years 2008, 2007 and 2006, as applicable, for the following persons: Thomas J. Crawford, our President and Chief Executive Officer, Thomas M. Kitchen, our Senior Executive Vice President and Chief Financial Officer, and Brent F. Heffron, G. Kenneth Stephens, Jr. and Lawrence B. Hawkins, who are the three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2008. These five executive officers are referred to as the “Named Executive Officers.”
Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Awards(1)	Awards(2)	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)(3)	($)(4)	($)(5)	($)
Thomas J. Crawford	2008	$600,000	$418,628	$449,811	$374,400	$426,493	$84,062	$2,353,394
President and Chief	2007	346,154	267,032	263,725	561,238	—	33,359	1,471,508
Executive Officer(6)

Thomas M. Kitchen	2008	400,000	192,191	202,075	246,400	54,993	69,602	1,165,261
Senior Executive Vice	2007	478,615	127,139	470,659	710,684	300,766	59,434	2,147,297
President and Chief	2006	407,379	58,363	188,271	444,121	202,238	38,403	1,338,775
Financial Officer(7)

Brent F. Heffron	2008	350,000	42,512	142,349	83,175	26,658	43,254	687,948
Executive Vice President	2007	336,057	42,753	104,746	191,728	123,732	54,230	853,246
and President-Eastern	2006	325,000	30,957	133,024	234,447	79,681	63,169	866,278
Division

G. Kenneth Stephens, Jr.	2008	350,000	42,512	142,349	330,785	15,305	46,580	927,531
Executive Vice President	2007	336,538	42,753	104,746	305,817	60,663	54,801	905,318
and President-Western	2006	325,000	30,957	133,024	311,769	53,405	49,683	903,838
Division

Lawrence B. Hawkins	2008	500,000	42,512	142,349	158,772	1,865	39,577	885,075
Executive Vice President	2007	395,193	42,753	104,746	234,423	593,353	51,488	1,421,956
and President, Investors Trust, Inc.(8)

(1)	Reflects the amount recognized in fiscal years 2008, 2007 and 2006, respectively, for financial statement reporting purposes in accordance with FAS 123R for restricted stock granted during and prior to fiscal years 2008, 2007 and 2006, respectively, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Assumptions used in the calculation of these amounts are included in Note 19 to our audited financial statements for the fiscal year ended October 31, 2008 and Note 18 to our audited financial statements for the fiscal years ended October 31, 2007 and 2006 included in our Forms 10-K. There were no forfeitures during fiscal years 2008, 2007 and 2006 for the Named Executive Officers. The actual value realized by the Named Executive Officers with respect to stock awards will depend on the market value of our common stock on the date the stock is sold or vests.

(2)	Reflects the amount recognized in fiscal years 2008, 2007 and 2006, respectively, for financial statement reporting purposes in accordance with FAS 123R for options granted during and prior to fiscal years 2008, 2007 and 2006, respectively, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Assumptions used in the calculation of these amounts are included in Note 19 to our audited financial statements for the fiscal year ended October 31, 2008 and Note 18 to our audited financial statements for the fiscal years ended October 31, 2007 and 2006 included in our Forms 10-K. There were no forfeitures during fiscal years 2008, 2007 and 2006 for the Named Executive Officers. The actual value of the option awards will depend on the difference between the market value of our common stock on the date the stock option is exercised and the exercise price.

(3)	As described in the “Compensation Discussion and Analysis” section above, these amounts are the annual incentive bonuses paid to the Named Executive Officers based on the performance of the Company and the individual executive relative to pre-established quantitative objectives for the fiscal year and an evaluation of qualitative factors.

(4)	Represents the sum of (a) the change in the actuarial present value of the executive’s accumulated benefit under the SERP, and (b) interest earned in the executive’s account in the Deferred Compensation Plan that is considered to be at an above-market interest rate as compared to 120 percent of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. The interest rate paid on the accounts of the Deferred Compensation Plan participants for fiscal years 2008, 2007 and 2006 is equal to the Company’s weighted average cost of capital as of the end of each such fiscal year, which was 8.75 percent, 8.91 percent, and 11.83 percent, respectively. The amounts for each executive for fiscal years 2008, 2007 and 2006 are shown in the following table.

			Above-Market
			Interest on
		Change in Actuarial	Deferred
		Present Value of	Compensation
Name	Fiscal Year	SERP	Plan
Thomas J. Crawford	2008	$425,811	$682
	2007	—	—

Thomas M. Kitchen	2008	45,833	9,160
	2007	297,415	3,351
	2006	201,846	392

Brent F. Heffron	2008	—	26,658
	2007	104,387	19,345
	2006	49,779	29,902

G. Kenneth Stephens, Jr.	2008	—	15,305
	2007	50,766	9,897
	2006	40,047	13,358

Lawrence B. Hawkins	2008	—	1,865
	2007	591,931	1,422
The change in the actuarial present values of Messrs. Heffron, Stephens and Hawkins accumulated benefits under the SERP was a decrease of $195,714, $47,934, and $270,491, respectively, in fiscal year 2008. The negative values have not been reflected in the Summary Compensation Table. The present values decreased as a result of an increase in the discount rate from 5.93 percent to 7.94 percent, no increase in projected average earnings and, since benefits are not service based for these three executives, no service accruals for fiscal 2008.

(5)	Represents Company contributions to the 401(k) Plan and Deferred Compensation Plan, dividends paid on restricted stock and perquisites. No individual perquisite exceeded the greater of $25,000 or 10 percent of the total perquisites of any executive. Perquisites provided in fiscal years 2008, 2007 and 2006 were auto allowance and other auto-related expenses, club memberships, spouse travel, spouse meals and entertainment in attending business functions, health and dental insurance premiums and tuition reimbursement. Messrs. Crawford and Kitchen received $34,150 and $16,150, respectively, in dividends on restricted stock during fiscal 2008. Messrs. Crawford, Kitchen, and Stephens received Company contributions to their Deferred Compensation Plan of $24,548, $26,151 and $12,715, respectively, in fiscal 2008.

(6)	Mr. Crawford joined our Company as President and Chief Executive Officer on March 31, 2007.

(7)	Mr. Kitchen has served as Chief Financial Officer since December 2, 2004. From June 30, 2006 through March 31, 2007, he also served as Acting Chief Executive Officer. On March 31, 2007, he was named Senior Executive Vice President.

(8)	Mr. Hawkins was not a Named Executive Officer for fiscal 2006. Accordingly, compensation information for fiscal 2006 for Mr. Hawkins is not provided.

Employment Agreements
     We entered into a three and a half-year employment agreement with Mr. Crawford on February 20, 2007, prior to his joining the Company. Under the agreement, he receives an annual salary of $600,000 and participates in our annual incentive plan, with a maximum annual incentive award of 160 percent of salary for fiscal 2008. Mr. Crawford will be entitled to one year’s base salary if his employment is terminated without cause or if he resigns with good reason and two years’ base salary if his employment is terminated without cause or if he resigns with good reason within two years after a change of control. All of his options and restricted stock vest upon a change of control. The agreement prohibits Mr. Crawford from competing with our Company for two years after termination of employment.
     On May 14, 2007, we entered into our current employment agreement with Mr. Kitchen with equivalent terms to Mr. Crawford’s, except that his annual salary is set at $400,000 and his maximum annual incentive award for fiscal 2008 is 140 percent of annual salary.
     On December 16, 2008, Messrs. Crawford’s and Kitchen’s employment agreements were amended to provide that for each fiscal year ending in the two-year period following a change of control during which entire fiscal year the officer remains employed, the officer is guaranteed to receive a bonus at least equal to the “Average Bonus.” If the officer is terminated during a fiscal year either at the time of the change of control or within two years thereafter, the officer would be entitled to be paid the “Average Bonus,” reduced pro rata to reflect the portion of the fiscal year for which the officer was employed. The “Average Bonus” is equal to the average bonus paid to the officer for the last three completed fiscal years prior to the change of control, or in the case of Mr. Crawford, who has not yet been employed by the Company for three full fiscal years, the average bonuses paid since employment began, annualized if a bonus was for a partial year.

Grants of Plan-Based Awards
     The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2008:
Grants of Plan-Based Awards
During Fiscal 2008

					All Other	All Other
					Stock	Option Awards:
					Awards:	Number of	Exercise or
		Estimated Future Payouts Under Non-			Number of	Securities	Base Price of	Grant Date Fair
		Equity Incentive Plan Awards			Shares of	Underlying	Option	Value of Stock and
		Threshold	Target	Maximum	Stock or Units	Options	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Thomas J. Crawford	—	$192,000	$480,000	$960,000	—	—	—	—

Thomas M. Kitchen	—	112,000	280,000	560,000	—	—	—	—

Brent F. Heffron	—	91,000	227,500	455,000	—	—	—	—
	12/19/2007	—	—	—	15,000 (1)	—	—	$127,050
	12/19/2007	—	—	—	—	45,000 (1)	$8.47	101,610

G. Kenneth Stephens, Jr.	—	91,000	227,500	455,000	—	—	—	—
	12/19/2007	—	—	—	15,000 (1)	—	—	127,050
	12/19/2007	—	—	—	—	45,000 (1)	8.47	101,610

Lawrence B. Hawkins	—	130,000	325,000	650,000	—	—	—	—
	12/19/2007	—	—	—	15,000 (1)	—	—	127,050
	12/19/2007	—	—	—	—	45,000 (1)	8.47	101,610

(1)	These awards were granted through our 2007 Stock Incentive Plan.

     The amounts included above as Non-Equity Incentive Plan Awards are amounts that the Named Executive Officers were eligible to earn through our annual incentive plan. As described further in “Compensation Discussion and Analysis” above, pursuant to our annual incentive plan, our compensation committee set threshold, target and maximum goals in fiscal 2008 for several different quantitative criteria for each executive. In addition, a separate qualitative award equal to 15 to 20 percent of the maximum incentive award under the plan, depending on the executive’s position, may be earned based on qualitative criteria evaluated by the committee. In the Grants of Plan-Based Awards table above, 20 percent of the maximum award for the qualitative component is included in the “threshold” column, 50 percent in the “target” column and 100 percent in the “maximum” column, which corresponds to the benchmarks established for each of the quantitative criteria. The actual amounts paid for fiscal 2008 are provided in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. The compensation committee has the discretion to determine whether the payments under the plan to the executive officers will be in cash or stock, or a combination thereof, and for fiscal 2008 decided that the payment would be 100 percent cash.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth certain information about outstanding option and restricted stock awards held by the Named Executive Officers at the end of fiscal 2008.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value
	Underlying	Underlying				Units of		of Shares or
	Unexercised	Unexercised		Option		Stock That		Units of Stock
	Options	Options		Exercise	Option	Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested(1)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
Thomas J. Crawford	—	—		—	—	66,000	(2)	$341,220
	—	—		—	—	80,000	(3)	413,600
	120,000	240,000	(3)	$8.06	3/31/2014	120,000	(4)	620,400

Thomas M. Kitchen	186,800	—		6.90	12/20/2011	33,000	(5)	170,610
	60,000	120,000	(3)	7.37	5/14/2014	40,000	(3)	206,800
	—	—		—	—	60,000	(4)	310,200

Brent F. Heffron	—	11,675	(6)	6.90	12/20/2011	1,825	(6)	9,435
	12,902	25,804	(7)	5.86	5/11/2013	5,332	(7)	27,566
	10,000	30,000	(8)	6.33	1/08/2014	11,250	(8)	58,163
	15,000	30,000	(3)	8.47	12/19/2014	15,000	(4)	77,550

G. Kenneth Stephens, Jr.	35,025	11,675	(6)	6.90	12/20/2011	1,825	(6)	9,435
	15,803	25,804	(7)	5.86	5/11/2013	5,332	(7)	27,566
	10,000	30,000	(8)	6.33	1/08/2014	11,250	(8)	58,163
	15,000	30,000	(3)	8.47	12/19/2014	15,000	(4)	77,550

Lawrence B. Hawkins	35,025	11,675	(6)	6.90	12/20/2011	1,825	(6)	9,435
	15,803	25,804	(7)	5.86	5/11/2013	5,332	(7)	27,566
	10,000	30,000	(8)	6.33	1/08/2014	11,250	(8)	58,163
	15,000	30,000	(3)	8.47	12/19/2014	15,000	(4)	77,550

(1)	Based on the closing market price of $5.17 on October 31, 2008.

(2)	These awards vest in substantially equal installments on March 31, 2009 and 2010.

(3)	These awards are market-based stock options or shares and vest in equal installments on October 31, 2009 and 2010, provided that certain performance requirements are met as of each vesting date or certain performance requirements are met by October 31, 2010. The details of these performance requirements are included in the “Compensation Discussion and Analysis” section under the heading “Long-Term Stock Incentive Awards.”

(4)	These awards are performance-based shares that were scheduled to vest in equal installments on October 31, 2008, 2009, and 2010 provided that certain performance requirements are met as of each vesting date or certain performance requirements are met by October 31, 2010. The performance requirements for the shares scheduled to vest on October 31, 2008 were not met and therefore the related shares did not vest at that time. However, since these shares may still vest if the related performance requirements are met by October 31, 2010, these shares remain outstanding until October 31, 2010. The details of these performance requirements are included in the “Compensation Discussion and Analysis” Section under the heading “Long-Term Stock Incentive Awards.”

(5)	These awards vest in substantially equal amounts on May 16, 2009 and 2010.

(6)	These awards vested on December 20, 2008.

(7)	These awards vest in substantially equal amounts on May 11, 2009 and 2010.

(8)	One-fourth of these awards vested on January 8, 2008, one-fourth vested on January 8, 2009 and the remaining awards vest in substantially equal amounts on January 8, 2010 and 2011.

Option Exercises and Restricted Stock Vested in Fiscal 2008
     The following table sets forth certain information about option exercises and the vesting of restricted stock during fiscal 2008 for the Named Executive Officers.
Option Exercises and Restricted Stock Vested in Fiscal 2008

	Option Awards		Stock Awards(1)
	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares	Value Realized
	Exercise	On Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(2)
Thomas J. Crawford	—	—	74,000	$425,080

Thomas M. Kitchen	—	—	51,500	341,880

Brent F. Heffron	97,926	$280,213	8,242	63,755

G. Kenneth Stephens, Jr.	60,000	189,198	8,242	63,755

Lawrence B. Hawkins	60,000	187,098	8,242	63,755

(1)	Reflects restricted stock awarded prior to fiscal 2008 that vested during fiscal 2008.

(2)	Reflects the closing market price of the shares on the vesting dates.

Pension Benefits
     The SERP provides retirement benefits to a select group of highly-compensated management employees. The SERP is an unfunded, nonqualified, noncontributory retirement plan. The following table provides information on the benefits provided to the Named Executive Officers through the SERP.
Pension Benefits

		Number of	Present
		Years Credited	Value of	Payments
		Service	Accumulated	During Last
Name	Plan Name	(#)	Benefit($)	Fiscal Year($)
Thomas J. Crawford	Supplemental Executive Retirement Plan	1.6 (1)	$425,811 (2)	—

Thomas M. Kitchen	Supplemental Executive Retirement Plan	3.9 (1)	689,301 (2)	—

Brent F. Heffron	Supplemental Executive Retirement Plan	(3)	850,371	—

G. Kenneth Stephens, Jr.	Supplemental Executive Retirement Plan	(3)	158,107	—

Lawrence B. Hawkins	Supplemental Executive Retirement Plan	(3)	1,324,995	—

(1)	As we describe in more detail below, the benefits for Messrs. Crawford and Kitchen are based on service and are equal to 4 percent of final average salary for each year of service up to 40 percent.

(2)	The present value of the accumulated benefits for each of Messrs. Crawford and Kitchen is based on the retirement benefit that the officer would receive upon retirement at the end of 2008, which benefit is based on service and is not reduced due to age. If Mr. Crawford were to retire after 10 years of service, he would receive the maximum 40 percent benefit with a present value of $1,236,583. If Mr. Kitchen were to retire after 10 years of service, he would receive the maximum 40 percent benefit with a present value of $924,044.

(3)	Benefits for these executive officers are based upon age at retirement rather than years of credited service. However, Messrs. Heffron, Stephens and Hawkins have 31, 23 and 20 years of service, respectively, with our Company.

     The assumptions used in determining the present value of the accumulated SERP benefit as of the end of fiscal 2008 for all Named Executive Officers were as follows: a 7.94 percent discount rate, no pre-retirement turnover, no pre-retirement mortality and a post-retirement mortality of RP 2000 White Collar with projected improvements to 2020.
SERP Benefits for Messrs. Crawford and Kitchen
     The SERP benefits for Messrs. Crawford and Kitchen are based upon years of service and final average salary. The benefits vest 4 percent for each year of service with us, up to 40 percent of final average salary after 10 years of service, with pro rata interim additions for each full two-week pay period in a partial year of service. In determining the present value of the accumulated benefits shown in the table above, the accumulated benefits for Messrs. Crawford and Kitchen are equal to the number of years of service multiplied by the 4 percent per year accrual rate. The accumulated benefits are not reduced due to age.
     Mr. Crawford is eligible for retirement and if he had retired on October 31, 2008, he would have been entitled to receive 6.4 percent of his final average salary, or approximately $38,199 per year, for life. Assuming that his final average salary was equal to his 2008 fiscal year base salary, the estimated annual benefit that would be payable at retirement at age 65 to Mr. Crawford is $240,000 per year. The annual death benefit assuming a date of death of October 31, 2008 would be $33,443.
     Mr. Kitchen is also eligible for retirement and if he had retired on October 31, 2008, he would have been entitled to receive 15.7 percent of his final average salary, or approximately $66,634 per year, for life. Assuming that his final average salary was equal to his 2008 fiscal year base salary, the estimated annual benefit that would be payable at retirement at age 65 to Mr. Kitchen is $128,000 per year. The annual death benefit assuming a date of death of October 31, 2008 would be $57,032.
     Messrs. Crawford and Kitchen are entitled to a minimum retirement benefit equal to 20 percent of final average salary upon a termination following a change of control, which is discussed below under the heading “Potential Payments Upon Termination or Change of Control.”
SERP Benefits for Other Named Executive Officers
     The fully vested SERP benefit for Messrs. Heffron, Stephens and Hawkins is 40 percent of final average salary. If the executive elects early retirement between ages 55 and 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65, to a minimum of 20 percent. A participant who terminates employment prior to the SERP’s “earliest retirement date” is not eligible to receive benefits under the SERP. For Messrs. Heffron, Stephens and Hawkins, the earliest retirement date is their 55th birthday.
     In determining the present value of the accumulated benefits shown in the table above, we used the full 40 percent benefit for Messrs. Heffron and Hawkins who have reached age 55. For Mr. Stephens, who has not yet reached age 55, we assumed that his benefit is earned ratably over the period beginning on the date the SERP was adopted and ending when he reaches age 55.
     In determining the present value of the accumulated benefits shown in the table above, we assumed a retirement date of age 65 for Messrs. Heffron, Stephens and Hawkins, at which time these officers would be entitled to an unreduced benefit. Currently, Mr. Heffron is eligible for early retirement under the SERP and, if he had retired on October 31, 2008, would have been entitled to receive 27.8 percent of his final average salary as described above, or approximately $93,701 per year, for life. Mr. Hawkins is also eligible for early retirement and if he had retired on October 31, 2008, would have been entitled to receive 30.2 percent of his final average salary, as described above, or approximately $121,912 per year, for life. Mr. Stephens is not currently eligible for early retirement or death benefits because he has not reached age 55. Assuming that final average salary were equal to 2008 fiscal year base salary, the estimated annual benefits that would be payable at retirement age to each of Messrs. Heffron, Hawkins and Stephens are $140,000, $200,000 and $140,000, respectively. The annual death benefit for Mr. Heffron and Mr. Hawkins, assuming a date of death of October 31, 2008, would be $74,689 and $104,186, respectively.
General SERP Terms
     The compensation committee determines whether to add an employee as a SERP participant. For additional participants, the earliest retirement date will be the latest to occur of (1) the participant’s 55th birthday, (2) the participant’s completion of 10 years of employment with us or (3) completion of the participant’s fifth year of participation in the SERP. The SERP provides that a participant and his beneficiary lose the right to any unpaid benefits under the SERP if the participant violates the noncompetition provisions of the SERP following termination of employment.

     The SERP provides for a retirement benefit based solely on a percentage of final average salary, which is defined as the participant’s average monthly salary for the 36 months prior to the participant’s retirement date. Participants generally receive their benefit in the form of a bi-weekly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain-and-life annuity. If the participant elects an alternate payment option, the benefit will be the actuarial equivalent of a life annuity. The executives will receive a lump sum distribution of all benefits in the event of a change of control of the Company.
     The SERP also provides a death benefit if a participant age 55 or older dies prior to termination of employment. If a surviving spouse is the only beneficiary, the spouse is entitled to a bi-weekly benefit for life equal to the pension the surviving spouse would have received if the participant had retired on the date of death, had elected a joint-and-survivor annuity and had died before his first payment under the SERP. Otherwise, the beneficiary receives a death benefit over 120 months, determined as if the participant had retired on the date of death, had elected a ten-years-certain-and-life annuity and had died before his first payment under the SERP.
     A participant who has not yet become entitled to an early retirement benefit under the SERP will receive a pro rata early retirement benefit in the event of a termination of employment following a change of control.

Nonqualified Deferred Compensation
     The following table describes the contributions, earnings and balance at the end of fiscal 2008 for each of the Named Executive Officers under our Deferred Compensation Plan.
Nonqualified Deferred Compensation for Fiscal 2008

	Executive
	Contributions	Company	Aggregate	Aggregate	Aggregate
	in	Contributions in	Earnings in	Withdrawals/	Balance at
	FY 2008(1)	FY 2008(2)	FY 2008(3)	Distributions	October 31, 2008(4)
Name	($)	($)	($)	($)	($)
Thomas J. Crawford	$49,096	$24,548	$1,673	—	$75,317

Thomas M. Kitchen	101,266	26,151	22,514	—	327,040

Brent F. Heffron	46,997	9,334	65,521	—	838,861

G. Kenneth Stephens, Jr.	64,709	12,715	37,618	—	499,195

Lawrence B. Hawkins	—	275	4,583	—	57,241

(1)	All amounts reported in this column are also included in the column titled “Salary” in the “Summary Compensation Table.”

(2)	All amounts reported in this column are also included in the column titled “All Other Compensation” in the Summary Compensation Table.

(3)	Of the amounts reported in this column, the following amounts are also included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table: Mr. Crawford $682, Mr. Kitchen $9,160, Mr. Heffron $26,658, Mr. Stephens $15,305 and Mr. Hawkins $1,865.

(4)	Of the amounts reported in this column, the following aggregate amounts were included in the “Summary Compensation Table” as either fiscal 2007 or fiscal 2006 compensation for each Named Executive Officer: Mr. Crawford — $0; Mr. Kitchen — $177,109; Mr. Heffron — $214,585; Mr. Stephens — $167,905; and Mr. Hawkins — $5,751.

     We have a qualified defined contribution retirement plan commonly known as a 401(k) plan in which substantially all employees may participate. We also have a nonqualified key employee defined contribution supplemental retirement plan, the Deferred Compensation Plan, which provides some of our highly compensated employees the opportunity to accumulate deferred compensation that cannot be accumulated under our 401(k) plan due to limitations imposed by tax laws. The amounts in the table above relate to our Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.

     Under the Deferred Compensation Plan, participants may contribute up to 15 percent of their earnings in excess of the amount of compensation that can be considered for purposes of the 401(k) plan. We credit to the participant a matching contribution at the same rate as the matching contribution we provide to our 401(k) plan participants, currently, 50 percent of the first 6 percent of the aggregate participant contribution. Company matching and discretionary contributions vest in the same manner as those accounts under the 401(k) plan, which currently provides for full vesting after three years of service. Account balances are credited with interest at the rate of our weighted average cost of capital.
     A participant or his or her beneficiary is entitled to receive amounts vested under the Deferred Compensation Plan in the event of termination of employment, retirement, disability or death. In addition, upon a change of control, the participant accounts become fully vested and payable. Distributions are made in cash in a lump sum. Participants may apply to receive distributions in the case of an unforeseeable emergency.
     If their employment had terminated on October 31, 2008 (including due to retirement, disability or death), Messrs. Kitchen, Heffron, Stephens and Hawkins would have been entitled to receive a lump sum distribution of $327,040, $838,861, $499,195 and $57,241, respectively. Mr. Crawford, who had not met the vesting requirement for employer contributions as of October 31, 2008, would have received $50,769. These amounts represent the sum of each executive officer’s contributions, vested Company contributions and any earnings on those contributions. Amounts payable under the Deferred Compensation Plan upon a change of control are described below under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control
     The following table sets forth the amounts that would have been payable to each of our Named Executive Officers under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on October 31, 2008. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as balances under our Deferred Compensation Plan, accrued retirement benefits under the SERP, previously vested options and restricted stock and accrued vacation. For information about these previously earned and accrued amounts, see “Outstanding Equity Awards at Fiscal Year-End,” “Pension Benefits,” and “Nonqualified Deferred Compensation” above.

			Equity
			with			Additional Retirement
			Accelerated			Plan
			Vesting(4)			Benefits
	Severance		Restricted		Stock			Deferred Compensation
	Pay		Stock		Options	SERP(7)		Plan(11)	Total
Name	($)		($)		($)	($)		($)	($)
Thomas J. Crawford
Death	—		—		—	—		$24,548	$24,548
Disability	—		—		—	—		24,548	24,548
Involuntary Termination (Without Cause or With Good Reason)	$600,000	(1)	$170,610	(5)	—	—		—	770,610
Termination Following Change of Control	1,863,599	(2)	—		—	$1,401,825	(8)	—	3,265,424
Change of Control	—		1,375,220	(5)	—	—		24,548	1,399,768

Thomas M. Kitchen
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	400,000	(1)	85,305	(5)	—	—		—	485,305
Termination Following Change of Control	1,267,069	(2)	—		—	467,401	(8)	—	1,734,470
Change of Control	—		687,610	(5)	—	—		—	687,610

Brent F. Heffron
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	—		—		—	—		—	—
Termination Following Change of Control	535,187	(3)	—		—	480,521	(9)	—	1,015,708
Change of Control	—		172,714	(6)	—	—		—	172,714

G. Kenneth Stephens, Jr.
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	—		—		—	—		—	—
Termination Following Change of Control	681,029	(3)	—		—	171,056	(10)	—	852,085
Change of Control	—		172,714	(6)	—	—		—	172,714

Lawrence B. Hawkins
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	—		—		—	—		—	—
Termination Following Change of Control	709,198	(3)	—		—	363,133	(9)	—	1,072,331
Change of Control	—		172,714	(6)	—	—		—	172,714

(1)	These amounts represent a single year’s base salary per the terms of Messrs. Crawford’s and Kitchen’s employment agreements.

(2)	These amounts are payable to Messrs. Crawford and Kitchen per their employment agreements in the event their employment is terminated without cause or for good reason within two years after a change of control. Each of Mr. Crawford and Mr. Kitchen is paid two years’ base salary and is guaranteed a bonus for the completed year equal to the average bonus paid to such officer over the last three years.

(3)	These amounts are payable to Messrs. Stephens, Hawkins and Heffron under the Retention Plan in the event their employment is terminated without cause or for good reason within one year after a change of control. The amounts in the table reflect a cash payment equal to the sum of one year’s base salary, the average bonus paid to such officer over the last three years and twelve months of health and dental insurance premiums.

(4)	The value of restricted stock is based on the closing price of our common stock on October 31, 2008. There is no value for stock options, as the value of the closing price of one share of our common stock on October 31, 2008 was less than the exercise price.

(5)	These amounts reflect the value of the restricted stock that would vest under the officer’s employment agreement.

(6)	These amounts reflect the value of restricted stock that would vest by its terms.

(7)	These amounts represent the difference between the actuarial value of the lump sum payment of SERP benefits if a change of control had occurred on October 31, 2008 and the present value of the accumulated benefits in the absence of a change of control included in the column “Present Value of Accumulated Benefit” in the “Pension Benefits” table above.

(8)	These amounts reflect the value of the additional SERP service that Messrs. Crawford and Kitchen would receive in the event of termination following a change of control, as well as the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity.

(9)	Messrs. Heffron and Hawkins are not entitled to additional benefits under the SERP upon a termination following a change of control. The amount disclosed is the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity.

(10)	This amount reflects the value of the additional SERP service that Mr. Stephens would receive if he is terminated before age 55 and following a change of control, as well as the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity. Mr. Stephens would receive a lump sum of $329,163 following a change of control and nothing following voluntary termination; however, the value shown in this table is less than $329,163 since a prorated voluntary termination accrued benefit is reflected in the value shown in the “Pension Benefits” table (See note 7 above).

(11)	These amounts represent unvested employer contributions as of October 31, 2008 under the Deferred Compensation Plan, which vest upon death, disability or a change of control. Mr. Crawford is the only Named Executive Officer who has not met the vesting requirement for employer contributions.
Payments Upon Termination
     Mr. Crawford has an employment agreement that provides for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminate Mr. Crawford’s employment without “cause” as defined in the agreement, or he terminates his employment for “good reason” as defined in the agreement, we must pay him a single year’s base salary (currently $600,000) over a two-year period and any unvested restricted stock that otherwise would have vested on the next anniversary date of his start date will fully vest on the date of termination. The agreement provides that Mr. Crawford cannot compete with us for two years after termination of his employment, and his receipt of severance payments is conditioned upon his continued compliance with the noncompetition provisions of his agreement.
     Mr. Kitchen also has an employment agreement that provides for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminate Mr. Kitchen’s employment without “cause” as defined in the agreement, or he terminates his employment for “good reason” as defined in the agreement, we must pay him a single year’s base salary (currently $400,000) over a two-year period and any unvested restricted stock granted under his employment agreement that otherwise would have vested on the next anniversary date of his employment agreement date will fully vest on the date of termination. The agreement provides that Mr. Kitchen cannot compete with us for two years after termination of his employment, and his receipt of severance payments is conditioned upon his continued compliance with the noncompetition provisions of his agreement.
     For a discussion of payments under our SERP and Deferred Compensation Plan upon termination of employment, see the narrative under the tables “Pension Benefits” and “Nonqualified Deferred Compensation” above.
Change of Control Benefits
     All of our options and restricted stock issued to our Named Executive Officers become exercisable, and the restrictions lapse, upon a change of control.
     Pursuant to our Deferred Compensation Plan, any unvested amounts become fully vested upon a change of control. Because they have completed more than three years of service with us, Messrs. Kitchen, Heffron, Stephens and Hawkins are fully vested in the Deferred Compensation Plan.
     The SERP provides that if Mr. Crawford’s or Mr. Kitchen’s employment is terminated prior to such officer’s completion of five years of service and following a change of control, he will receive a lump sum payment six months after termination of employment that is actuarially equivalent to the retirement benefit to which he otherwise would have been entitled if he had completed five years of service (equal to 20 percent of final average salary). If a change of control had occurred on October 31, 2008 and termination of employment had occurred, that amount would have been $1,827,636, with respect to Mr. Crawford, and $1,156,702, with respect to Mr. Kitchen.
     Mr. Stephens is not yet entitled to an early retirement benefit under the SERP, but will receive a pro rata benefit in the event of termination before reaching age 55 and following a change of control. If a change of control had occurred and Mr. Stephens had been terminated on October 31, 2008, Mr. Stephens would receive a benefit of $329,163.
     Each of Mr. Crawford’s and Mr. Kitchen’s employment agreement specifies that we provide two years of base salary if their employment is terminated without cause or with good reason within two years after a change of control. In addition, our employment agreements with Messrs. Crawford and Kitchen were amended on December 16, 2008 to protect the officers’ bonus rights in the event of a termination of employment without cause or with good reason following a change of control. The amended agreements provide that for each fiscal year ending in the two-year period following a change of control during which entire fiscal year the officer remains employed, the officer is guaranteed to receive a bonus at least equal to their average bonus as described in “Executive Compensation Discussion and Analysis.” A pro rata average bonus would be paid for a partial fiscal year. If a change of control had occurred on October 31, 2008, Mr. Crawford and Mr. Kitchen would have been entitled to receive $1,863,599 and $1,267,069, respectively, under these provisions. The noncompetition provisions of Mr. Crawford’s and Mr. Kitchen’s employment agreements continue to apply after a change of control.

CERTAIN TRANSACTIONS
Transactions with Related Persons
     Our Code of Business Conduct and Ethics requires our directors and executive officers to disclose to the audit committee of the board of directors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Such a conflict of interest may be permitted only if it is approved in writing by the audit committee, which the committee would do only if it determined that the transaction or relationship was in the best interests of our Company. Directors and executive officers are required to certify annually that they have complied with the Code of Business Conduct and Ethics. The Code describes a conflict of interest as “any situation that would create a conflict between their own interests (i.e. those of directors, officers and employees) and the interests of the Company. Personal interest that causes a conflict may extend to a family member, friend, or other associate of a director, officer or employee, rather than directly to those persons.” The Code does not attempt to describe or define every conflict of interest, but rather sets forth general principles and provides examples. Our Code of Business Conduct and Ethics is available on our website at www.stewartenterprises.com. In addition, each year in connection with the preparation of our annual report on Form 10-K and proxy statement, our directors and executive officers are required to complete a detailed questionnaire that, among other things, requires disclosure of transactions with related persons as defined in Regulation S-K Item 404(a). Our audit committee charter requires that the audit committee review and approve all such transactions, regardless of size.
     In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain beneficiaries of The Stewart Family Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2008, including accrued interest, was approximately $1,288,158.
     The father of G. Kenneth Stephens, Jr., Executive Vice President and President of our Western Division, has an 81 percent ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2008, we paid Cemetery Funeral Supply, Inc. $229,791.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2008.
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     The audit committee has retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009, which retention will be submitted to the shareholders for ratification. If the shareholders do not ratify the retention of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2009 annual meeting, the retention will be reconsidered by the audit committee.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.
     The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.

OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of our Company’s total voting power is necessary to constitute a quorum. If a quorum is present, directors will be elected by plurality vote and the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009 will require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.
     All properly submitted proxies received by us will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and for the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.
     The board of directors does not know of any matters to be presented at our 2009 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment of the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.
Shareholder Proposals
     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2010 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than October 30, 2009.
     All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2010 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than October 30, 2009 although this date will change in accordance with our bylaws if the date of our 2010 annual meeting is 30 calendar days earlier or later than April 2, 2010. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis J. Derbes, Jr. Secretary
Jefferson, Louisiana
February 27, 2009

Exhibit A
Companies Included in the Compensation Survey
Considered by the Compensation Committee

Company	Chemtura	GTECH	Millipore	Stryker
Abbott Laboratories	Chesapeake	Harley-Davidson	Molson Coors Brewing	SunGard Data Systems
Accenture	Chiquita Brands	Harman International Industries	Monsanto	Sun Microsystems
ACH Food	CHS	Harsco	Mosaic	Sunoco
Advanced Medical Optics	CH2M Hill	Hasbro	Motorola	Sybron Dental Specialties
Advanced Micro Devices	Ciba Specialty Chemicals	Hayes Lemmerz	MSC Industrial Direct	TAP Pharmaceuticals
Aerojet	Cincinnati Bell	H.B. Fuller	National Semiconductor	Tektronix
Agilent Technologies	CITGO Petroleum	HBO	National Starch & Chemical	TeleTech Holdings
Agrium U.S.	Clarke American Checks	Henkel	NCS Pearson	Terex
Air Products and Chemicals	Clorox	H Enterprises International	Nestle USA	Terra Industries
Alcoa	COACH	Hercules	New York Times	Tesoro
Alcon Laboratories	Coca-Cola	Hershey Foods	NIKE	Texas Instruments
Alexander & Baldwin	Colgate-Palmolive	Hess	Nokia	Textron
Allergan	Combe	Hewlett-Packard	Norcal Waste Systems	Thomas & Betts
Alliant Techsystems	Comfort Systems USA	High Liner Foods USA	Norfolk Southern	Thomson Corporation
Alstom Power	ConAgra Foods	Hilton Hotels	Nortel Networks	3M
Altana Pharma	Connell	HNI	Northrop Grumman	Tiffany
Alticor	CONSTAR International	HNTB	Northwest Airlines	Time Warner
Altria Group	Constellation Brands	Hoffmann-La Roche	Novartis	Time Warner Cable
American Greetings	Continental Automotive Systems	Honeywell	Novartis Consumer Health	Toro
America Online	Cooper Tire & Rubber	Hospira	Novartis Pharmaceuticals	Trane
AmerisourceBergen	Corporate Express	Hovnanian Enterprises	Novo Nordisk Pharmaceuticals	Tribune
Amgen	Cox Enterprises	Hyatt Hotels	Occidental Petroleum	Trinity Industries
Amplifon USA	Crown Castle	IBM	Omnova Solutions	Tupperware
Angiotech Pharmaceuticals	CSX	IDEX	Oracle	Tyco Electronics
Anheuser-Busch	Cubic	IKON Office Solutions	Owens Corning	Tyco Healthcare
Ann Taylor Stores	Cushman & Wakefield	Ingersoll-Rand	Owens-Illinois	UCB
A.O. Smith	Dade Behring	Insituform Technologies	Panasonic of North America	Unilever United States
APAC Customer Services	DaimlerChrysler	Intel	Parsons	Union Pacific
Apple Computer	Dell	InterContinental Hotels	PepsiCo	Unisys
Applera	Dentsply	International Flavors & Fragrances	PerkinElmer	United Airlines
Appleton Papers	Diageo North America	International Game Technology	Pernod Ricard USA	United Parcel Service
ARAMARK	DIRECTV	International Paper	Pfizer	United Rentals
Arctic Cat	Discovery Communications	Invitrogen	Pharmion	United States Cellular
Armstrong World Industries	Dollar Thrifty Automotive Group	Iron Mountain	Pitney Bowes	United States Steel
ArvinMeritor	Donaldson	Irving Oil	Plexus	United Technologies
Arysta LifeScience North America	Dow Chemical	Itochu International	Plum Creek Timber	USG
AstraZeneca	Dow Jones	Jack in the Box	PolyOne	Valero Energy
A.T. Cross	DuPont	Jacobs Engineering	Powerwave Technologies	Valmont Industries
AT&T	Dynea USA	Jarden	PPG Industries	Verizon
Automatic Data Processing	Eastman Chemical	J.C. Penney Company	Praxair	Verizon Wireless
Avaya	Eastman Kodak	JM Family	Procter & Gamble	VF
Avery Dennison	Eaton	J.M. Smucker	ProQuest	Viacom
Avis Budget Group	eBay	Johns-Manville	Pulte Homes	Viad
BAE Systems	Ecolab	Johnson Controls	Purdue Pharma	Vistar
BAE Systems — CNI Division	EDO	Johnson & Johnson	QUALCOMM	Visteon
Ball	EDS	J.R. Simplot	Quest Diagnostics	Vulcan Materials
Barrick Gold of North America	eFunds	Kaman Industrial Technologies	Quintiles	Walt Disney
Barr Laboratories	Eisai	Kellogg	Qwest Communications	Watson Pharmaceuticals
Battelle Memorial Institute	Eli Lilly	Kelly Services	Respironics	Wayne Farms
Baxter International	Embarq	Kennametal	Reynolds American	Wendy’s International
Bayer CropScience	EMC	Kimberly-Clark	Rich Products	Western Union
Beckman Coulter	EMCOR Group	King Pharmaceuticals	Rio Tinto	Westinghouse Savannah River
Benjamin Moore	Emerson	Koch Industries	RISO	Weyerhaeuser
Best Buy	EnCana Oil & Gas USA	Kohler	Robert Bosch	Whirlpool
BIC	Equifax	Kohl’s	Roche Palo Alto	Williams-Sonoma
Big Lots	Essilor of America	Lafarge North America	Rockwell Automation	Winnebago Industries
Black & Decker	Experian Americas	Land O’Lakes	Rockwell Collins	Wm. Wrigley Jr.
Blockbuster	Express Scripts	Leggett and Platt	Rohm and Haas	W.R. Grace
Bob Evans Farms	Fairchild Controls	Level 3 Communications	SAIC	WW. Grainger
Boehringer Ingelheim	FANUC Robotics America	Lexmark International	Sanofi-Aventis	Wyeth
Boeing	Ferrero USA	Longs Drug Stores	Schering-Plough	Wyndham Worldwide
Booz, Allen & Hamilton	Fleetwood Enterprises	Lorillard	Schneider Electric	Xerox
Boston Scientific	Fluor	Louisiana-Pacific	Schwan’s	Yum! Brands
Bovis Lend Lease	Ford	L -3 Communications	S.C. Johnson
Bracco Diagnostics	Forest Laboratories	Macy’s	Scotts Miracle-Gro
Brady	Fortune Brands	Magellan Midstream Partners	Seagate Technology
Bristol-Myers Squibb	Foster Wheeler	Makino	Securitas Security Services USA
Bunge	Freeport-McMoRan Copper & Gold	Marriott International	SENCORP
Burger King	Freightliner	Martin Marietta Materials	Sensata Technologies
Burlington Northern Santa Fe	Gap	Mary Kay	7-Eleven
Cadbury-Schweppes North America	GATX	Masco	Sherwin-Williams
Callaway Golf	Genentech	Mattel	Siemens
Cameron International	General Dynamics	McDonald’s	Sirius Satellite Radio
Canon USA	General Mills	McGraw-Hill	SIRVA
Cardinal Health	General Motors	MDC Holdings	Smurfit-Stone Container
Carestream Health	Genzyme	MDS Pharma Services	Sodexho
Cargill	Getty Images	MeadWestvaco	Sonoco Products
Carpenter Technology	Gilead Sciences	Medea Health Solutions	Sports Authority
Caterpillar	G&K Services	Media General	Sprint Nextel
Celestica	GlaxoSmithKline	Medlmmune	Staples
Celgene	Global Crossing	Medtronic	Starbucks
Cephalon	Goodrich	Merck	Starwood Hotels & Resorts
Ceridian	Goodyear Tire & Rubber	Milacron	Steelcase
CGI	Gorton’s	Millennium Pharmaceuticals	St. Joe Company

Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1. To elect each of our directors to serve a one-year term of office expiring at our 2010 annual meeting. One-year term:		☐	☐	☐	2.	To ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2009.	☐	☐	☐

01 Thomas J. Crawford 02 Thomas M. Kitchen 03 Alden J. McDonald, Jr.	04 James W. McFarland 05 Ronald H. Patron 06 Michael O. Read	07 Ashton J. Ryan, Jr. 08 Frank B. Stewart, Jr.			3	To transact such other business as may properly come before the meeting or any adjournment thereof

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
The Board of Directors recommends that you vote FOR the nominees and the proposal to ratify the retention of the Company’s independent registered public accounting firm. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees in the election of directors and FOR   proposal 2.

*Exceptions

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Stewart Enterprises, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 2, 2009.
The Annual Report and Proxy Statement are on the internet at http://bnymellon.mobular.net/bnymellon/stei

INTERNET
http://www.proxyvoting.com/stei
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
STEWART ENTERPRISES, INC.
The undersigned hereby appoints Thomas J. Crawford and Thomas M. Kitchen, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 6, 2009 at the Annual Meeting of Shareholders to be held on April 2, 2009 or any adjournment thereof.

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

42701